Exhibit 4.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”) is made and entered into effective as of October 20th, 2021 (the “Effective Date”), by and among Hyperion Materials & Technologies, LLC, a North Carolina limited liability company (“Hyperion”), Hyperion Metals Limited, an Australian public limited liability company listed on the Australian Securities Exchange (ASX: HYM) ("HYM"), Blacksand Technology, LLC, a Utah limited liability company (“Blacksand”), Zhigang Zak Fang (“Zak”), Wenfang Bian Fang, Pei Sun, and Madapusi K. Keshavan (each a “Member” and collectively, the “Members”).  The parties to this Agreement are each referred to as a “Party” and collective the “Parties”.

Background:

A.
Hyperion is engaged in the business of developing commercial uses and applications of titanium and titanium alloy powders and other metals and materials.

B.
Blacksand is engaged in the business of developing proprietary and patented technologies to produce low-cost titanium including the processes for making titanium primary metal from titanium minerals and titanium powders for use with additive manufacturing and near net shape manufacturing of metal parts.

C.
Blacksand is a party to a certain License Agreement, dated August 31, 2015, between the University of Utah Research Foundation (“UURF”) as licensor, and Blacksand as licensee (as amended, the “License Agreement”).

D.
The Members collectively own all of the membership interests of Blacksand as more particularly set forth on Exhibit A (each a “Membership Interest” and collectively, the “Membership Interests”).

E.
The Parties desire to enter into this Agreement to grant Hyperion the option to purchase the Membership Interests and thereby acquire 100% of the ownership interests of Blacksand.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the Parties hereto, intending to be legally bound hereby, hereby agree as follows:

1.
Definitions.

(a)
“Additional Amount” means 0.5% multiplied by Net Sales after Closing in excess of $300,000,000.

(b)
“Affiliate” means with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

(c)
“Agreement” has the meaning set forth in the introductory paragraph.

(d)
“Blacksand” has the meaning set forth in the introductory paragraph.

(e)
“Blacksand Real Property” means all real property owned, leased, or used by Blacksand, and all other real property for which Blacksand has the option to purchase, lease or otherwise acquire or use, including but not limited to the Covered Property.

(f)
“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks in the State of North Carolina are required or authorized to be closed.

(g)
“Claim” means any claim, action, demand, lawsuit, or other proceeding of any nature brought against a Person entitled to indemnification in accordance with this Agreement.

(h)
“Closing” has the meaning set forth in Section 3(a).

(i)
“Closing Date” has the meaning set forth in Section 3(a).

(j)
“Company Paid Amount” has the meaning set forth in Section 2(c).

(k)
“Conditions Precedent” has the meaning set forth in Section 3(b)(i).

(l)
“Confidential Information” has the meaning set forth in Section 11(a).

(m)
“Covered Property” means the Blacksand Real Property set forth on Exhibit B.

(n)
“Disclosing Party” has the meaning set forth in Section 11(a).

(o)
“Dollars” or “$” means United States Dollars.

(p)
“Effective Date” has the meaning set forth in the introductory paragraph.

(q)
"Employment Agreement" means any agreement as of the Effective Date between a Member and Blacksand which governs the Member’s terms of employment, consultancy or contractor arrangement with Blacksand (as applicable).

(r)
“Encumbrance” means all liens (statutory or otherwise), charges, mortgages, pledges, hypothecations, leases, subleases, occupancy agreements, title retention agreements, adverse interests, title defects, security interests, deeds of trust, claims, licenses, rights of way, servitudes, deemed statutory trusts for taxes,  preferences, priorities, options, warrants, rights of first refusal, rights of first offer, preemptive rights, voting trusts or agreements, proxies, community property interests, security agreements, easements, encroachments, covenants, restrictions, burdens or other encumbrances of any kind or nature whatsoever.

(s)
“Exercise Date” has the meaning set forth in Section 2(b).

(t)
“Governmental Authority” means (i) the United States of America or any other nation, any state, province, local or other political subdivision thereof, (ii) any entity, agency, instrumentality, commission, department, board, bureau, tribunal, court or authority exercising any executive, legislative, judicial, regulatory or administrative functions of government, whether international, foreign, provincial, domestic, federal, state, province, municipal or local, (iii) any arbitrator or mediator, and (iv) any other agency, body, exchange, authority or organization similar to the foregoing having jurisdiction or regulatory authority over Blacksand.

(u)
"Group" means Blacksand (from and after the Closing Date), Hyperion, HYM and any of their Affiliates.

(v)
“Hyperion” has the meaning set forth in the introductory paragraph.

(w)
"HYM" has the meaning set forth in the introductory paragraph.

(x)
"HYM Share" means a fully paid ordinary share in HYM.

(y)
"Members HYM Shares" means such number of HYM Shares equal to the Members Paid Amount, with the issue price of each HYM Share being the greater of:

(i)
AUS$0.85; and

(ii)
Seventy five percent (75%) of the volume weighted average price of HYM Shares in the 10-day trading period on the applicable securities exchange (currently the Australian Securities Exchange (“ASX”)) immediately preceding the Closing Date; subject to a maximum issue price for each HYM Share of AUS $3.00.

(z)
“Master Services Agreement” means that Master Services Agreement between the Parties dated February 13, 2021.

(aa)
“Member” and “Members” have the meaning set forth in the introductory paragraph.

(bb)
“Membership Interest” and “Membership Interests” has the meaning set forth in Recital C.

(cc)
“Member Paid Amount” has the meaning set forth in Section 2(c).

(dd)
“Net Sales” means the cumulative gross revenues—net of taxes, duties, customs and similar fees—relating to or arising from Blacksand, or any of Blacksand’s assets or properties existing as of the Exercise Date, from the period beginning as of the Closing Date until the applicable measurement date.

(ee)
“Organizational Document” of any Person means the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs or the rights or obligations of the holders of the equity interests (including the Membership Interests) thereof (including any certificate of formation, certificate of incorporation or other incorporation or formation document, any charters or bylaws, constitution, memorandum and articles of association, other organizational documents, and any operating agreements, partnership agreements, shareholders’ agreement, investor rights agreement, voting agreement, co-sale agreement, registration rights agreement, drag-along agreement, right of first refusal agreement or other similar documents).

(ff)
“Option Notice” has the meaning set forth in Section 2(b).

(gg)
“Option Payment” has the meaning set forth in Section 5.

(hh)
“Option Period” means the period beginning on the Effective Date and terminating upon the earliest to occur of (i) the Closing Date, (ii) termination of the Master Services Agreement, (iii) December 31, 2022, or (iv) the termination of this Agreement.

(ii)
“Party” and “Parties” have the meaning set forth in the introductory paragraph.

(jj)
“Person” means an individual, corporation (including any non-profit corporation), general partnership, limited partnership, joint venture, association, limited liability company, trust, estate, unincorporated organization, Governmental Authority, or other entity, enterprise, association, organization, or group in any jurisdiction.

(kk)
“Pro Rata Share” has the meaning set forth on Exhibit A.

(ll)
“Property Agreements” has the meaning set forth in Section 8(e)(i).

(mm)
“Purchase Price” has the meaning set forth in Section 2(c)(i).

(nn)
“Purchase Option” has the meaning set forth in Section 2(a).

(oo)
“Receiving Party” has the meaning set forth in Section 11(a).

(pp)
"Restrained Business" the business of commercializing any granted U.S. patents licensed to Blacksand, or any other Intellectual Property Rights held by Blacksand, as of the Exercise Date; provided that, for the avoidance of doubt, such term shall not include any legal obligation of academic service of Zak to the University of Utah or any affiliate thereof.

(qq)
“Restrained Customer” means any Person who is during the Restraint Period or was during the twelve (12) month period immediately preceding the Restraint Period, a customer of Blacksand or the Group (as applicable) and with whom, with respect to each Member, such Member had work or other business-related dealings in connection with Blacksand or the Group during the Restraint Period or the during the twelve (12) month period immediately preceding the Restraint Period.

(rr)
“Restrained Employee” means any individual who is during the Restraint Period an employee, independent contractor, officer, and/or agent of Blacksand or the Group (as applicable) and with whom, with respect to each Member, such Member had work or other business-related dealings in connection with Blacksand or the Group during the Restraint Period or the during the twelve (12) month period immediately preceding the Restraint Period. “Restrained Supplier” means any Person who is during the Restraint Period or was during the twelve (12) month period immediately preceding the Restraint Period, a supplier of Blacksand or the Group (as applicable) and with whom, with respect to each Member, such Member had work or other business-related dealings in connection with Blacksand or the Group during the Restraint Period or the during the twelve (12) month period immediately preceding the Restraint Period.  "Restraint Area" means the world.

(ss)
"Restraint Period" means, with respect to each Member, the period beginning on the Effective Date and ending on the third (3rd) anniversary of the Closing Date, provided the Restraint Period shall be tolled for a Member during any period in which the Member is in default of its obligations under Section 10 herein.

(tt)
"Shareholder Approval" means the approval of holders of HYM Shares for the issue of the Members HYM Shares to the Members.

(uu)
“Transfer” means the sale, assignment, transfer, lease, disposition or other Encumbrance of the Membership Interests.

2.
Purchase Option.

(a)
Grant of Purchase Option.  Subject to and upon the terms and conditions of this Agreement, each Member hereby grants to Hyperion the exclusive and continuing option (but not obligation) to purchase all of the Membership Interests, which Membership Interests shall constitute 100% of the ownership interests in Blacksand (the “Purchase Option”).  The Purchase Option shall be irrevocable for the duration of the Option Period, except as expressly provided for in this Agreement.  If Hyperion does not exercise its Purchase Option for any reason, it shall have no further obligation or liability whatsoever to Blacksand or the Members except as expressly provided for in this Agreement.

(b)
Exercise of Purchase Option.  Hyperion may exercise the Purchase Option at any time during the Option Period, provided that Hyperion is then current in its obligations under the Master Services Agreement.  In the event Hyperion, in its sole and absolute discretion, desires to exercise the Purchase Option, Hyperion shall exercise the Purchase Option by delivering written notice of such exercise (the “Option Notice”) to Blacksand and/or the Members in the manner provided in Section 14(f).  The date on which Hyperion issues the Option Notice shall be the “Exercise Date”.

(c)
Purchase Price.  If Hyperion exercises the Purchase Option:

(i)
At the Closing, Hyperion shall:

(1)
Pay or contribute to Blacksand an amount reasonably determined by Blacksand to satisfy certain verified (by written supporting documentation) indebtedness and account payables of Blacksand, not to exceed $3,000,000 (the “Company Paid Amount”); and

(2)
Pay the Members their Pro Rata Share of (i) $12,000,000 (ii) plus the amount of any U.S. federal grant that Blacksand receives between the Effective Date and the Exercise Date, (iii) minus the Company Paid Amount (the “Member Paid Amount”), which shall be paid in the form of seventy percent (70%) cash, and, subject to HYM obtaining Shareholder Approval (which Hyperion shall use its reasonable best efforts to obtain) thirty percent (30%) HYM Shares.

(ii)
If Hyperion obtains Shareholder Approval to satisfy part of the Members Paid Amount through the issue of the Members HYM Shares, each Member agrees to be bound by the constitution of HYM, to the extent that such constitution applies to all owners of HYM Shares.

(iii)
At the Closing, Hyperion shall also commit to donate $1,000,000 towards the establishment of an endowed chair professorship at the University of Utah, which shall be used to support research and development related to Blacksand, Hyperion, other members of the Group, and other related technologies in the field of titanium, critical metals, and minerals. Establishment of the endowed chair professorship shall be subject to the approval/acceptance of the University of Utah, and the Members shall provide support and cooperation and lead the coordination of the endowed chair professorship and the relationship between Blacksand and the University of Utah in that regard. $300,000 of such amount shall be contributed or set aside by the first anniversary of the Effective Date, $300,000 of such amount shall be contributed or set aside by the second anniversary of the Effective Date, and $400,000 of such amount shall be contributed or set aside by the third anniversary of the Effective Date.  In the event the endowed chair professorship has not been approved/accepted by the University of Utah within five (5) years of Closing, the committed funds shall revert back to Hyperion.

(iv)
If, from and after the Closing Date, Net Sales exceed $300,000,000, then Hyperion shall pay the Members their Pro Rata Share of the Additional Amount on an annual basis, within thirty (30) days after the end of each applicable calendar year.

3.
Closing of Purchase Option.

(a)
Closing Generally.  If Hyperion exercises its Purchase Option, the closing of the purchase and sale of the Membership Interests as described in this Agreement (the “Closing”) shall be held on or before five (5) days after the satisfaction or waiver of the Conditions Precedent and the deliverables and actions required under Section 3(c) below (the “Closing Date”).  For purposes of clarity, the Closing Date may extend beyond the Option Period as long as the Option Notice was delivered during the Option Period.   Unless otherwise agreed, Closing shall take place by the exchange of signatures by facsimile, electronic mail or other electronic transmission or, if such electronic exchange is not practicable, at the offices of Johnston, Allison & Hord, P.A., 1065 E. Morehead Street, Charlotte, North Carolina, USA.

(b)
Conditions Precedent.

(i)
Closing is conditional on the satisfaction or waiver of the following conditions precedent (“Conditions Precedent”):

(1)
no material adverse change in the business, results, operations, prospects, condition (financial or otherwise) or assets of Blacksand between the date of the Exercise Date and the Closing Date;

(2)
all necessary governmental and other third party approvals and consents are obtained, including without limitation an Estoppel and Consent from the UURF under the License Agreement;

(3)
all necessary shareholder approvals are obtained by Hyperion and, if Hyperion elects to satisfy all or part of the Members Paid Amount through the issuance of the Members HYM Shares, HYM;

(4)
no law, regulation, or order exists that renders it impossible or impracticable to commercially exploit titanium and titanium alloy powders;

(5)
no material liabilities of Blacksand exist other than liabilities under the Master Services Agreement or other liabilities entered into in the ordinary course of Blacksand’s operations;

(6)
Blacksand has the ongoing right to own, occupy, or have the option to purchase all of the Blacksand Real Property;

(7)
Blacksand is in compliance with its obligations under the Master Services Agreement; and

(8)
no material breach of warranty or other terms and provisions of this Agreement.

(ii)
The Conditions Precedent are for the benefit of Hyperion and can only be waived by Hyperion.

(c)
Closing Deliverables and Actions.

(i)
On the Closing Date, Hyperion shall contribute the Company Paid Amount and pay to each Member its Pro Rata Share of the Member Paid Amount, in accordance with clause 2(c)(i);

(ii)
On or before the Closing Date, Blacksand must hold a meeting of the Members pursuant to Blacksand’s Organizational Documents and applicable law to approve, and provide Hyperion reasonably satisfactory written resolutions and/or duly executed minutes of each such meeting relating to, the following matters:

(1)
transfer of the Blacksand Membership Interests to Hyperion and the documenting of Hyperion as the sole legal and beneficial owner of the Blacksand Membership Interests to the extent legally permissible and otherwise in such form as approved by Hyperion;

(2)
issuance of written confirmation of Hyperion as the sole owner of the Blacksand Membership Interests;

(3)
resignation of all managers and officers of Blacksand and appointment of Hyperion’s nominees as managers and officers of Blacksand (in the manner specified by Hyperion in writing prior to Closing);

(4)
revocation of each existing authority to operate any bank account of Blacksand and approval of such new authority as may be requested by Hyperion before Closing;

(5)
revocation of any existing powers of attorney granted by Blacksand; and

(6)
any other reasonable business of which Hyperion has given notice to Blacksand prior to Closing.

(iii)
Blacksand and the Members must deliver to Hyperion:

(1)
completed transfers of the Blacksand Membership Interests in favor of Hyperion as transferee duly executed by each Member as transferor, to the extent legally permissible and otherwise in such form as approved by Hyperion;

(2)
all registers, resolutions, minute books and other record books and financial records of Blacksand, including asset registers, management accounts, budgets, ledgers, journals, books of account and other records of Blacksand, and the common seal, if any, of Blacksand;

(3)
possession of all title documents relating to the Blacksand Real Property and other documents held by Blacksand in connection with the Blacksand Real Property; and

(4)
if requested by Hyperion, executed escrow agreements (in the form provided by Hyperion) to give effect to any ASX-imposed escrow in relation to the Members HYM Shares.

4.
Access and Rights of Hyperion. Hyperion shall have the following rights.

(a)
Access to Blacksand Real Property.  From the Effective Date to the Closing Date, in each case subject to the conditions in the applicable Property Agreement, reasonable confidentiality (including as set forth in the MSA) and intellectual property-related limitations as Blacksand may reasonably request (the “Limitations”), Blacksand shall grant Hyperion and its representatives, as Blacksand’s agent, reasonable access, with advance notice and during reasonable business hours, to the Blacksand Real Property for purposes of inspecting and reviewing material analyses, intellectual property, reports, service contracts, purchase orders, customer lists, and periodic financial reports in Blacksand’s possession relating to Blacksand’s business, products or services (the “Materials”).

(b)
Access to Blacksand Materials. From the Effective Date to the Closing Date, subject to Blacksand’s confidentiality obligations to third parties and the Limitations, Blacksand shall provide Hyperion, and its representatives, copies of the Materials.

5.
Purchase Option Consideration.

Upon the Effective Date, as consideration for the Purchase Option, Hyperion shall pay Blacksand $250,000, in cash or other immediately available funds to an account designated by Blacksand (“Option Payment”).

It is acknowledged and agreed that, as the Members own all of the Membership Interests, such Option Payment paid by Hyperion to Blacksand shall provide substantial economic and other benefits to the Members, and therefore such Option Payment shall be deemed adequate consideration for the Members’ grant of the Purchase Option to Hyperion.

6.
Obligations of Blacksand and the Members.  During the Option Period, without the prior written consent of Hyperion where relevant, which shall not be unreasonably withheld, delayed or conditioned:

(a)
Blacksand and the Members shall provide Hyperion with copies of all Organizational Documents and any amendments and restatements to or of the Organizational Documents.

(b)
Neither Blacksand nor any Member shall, or shall attempt, agree or purport to: (i) create, authorize, designate, reclassify, modify, or issue any class or series of new Membership Interests or any rights, options, warrants, or other securities convertible into or exchangeable for any Membership Interests, to any Person or (ii) voluntarily or involuntarily Transfer all or any of the Membership Interests.

(c)
Each of Blacksand and the Members shall use commercially reasonable efforts not to allow any Encumbrance upon the Membership Interests or upon the properties or assets of Blacksand.

(d)
Blacksand shall be and remain, and the Members shall cause Blacksand to be and remain, in good standing and duly qualified to do business under the laws of the State of Utah, and any other jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary.

(e)
Blacksand shall use commercially reasonable efforts to comply, and the Members shall use commercially reasonable efforts to cause Blacksand to comply, in all material respects with all applicable laws and permits issued by Governmental Authorities.

(f)
Blacksand shall use commercially reasonable efforts to comply, and the Members shall cause Blacksand to use commercially reasonable efforts to comply, in all material respects with all Property Agreements, as they may be amended, modified, or supplemented from time to time (provided that no such amendment may be made without the consent of Hyperion).

(g)
Blacksand and the Members  shall promptly notify Hyperion: (i) of any fact, circumstances, event or action the existence, occurrence, or taking of which has had, or could reasonably be expected to expected to have, individually or in the aggregate, a material adverse effect on Blacksand or Blacksand’s business, and (ii) of any material change in zoning or environmental regulations affecting the Blacksand Real Property to the extent such change may reasonably interfere with Blacksand’s business.

(h)
The Members shall, and shall cause Blacksand to: (i) conduct Blacksand’s business in the ordinary course of business consistent with past practice and (ii) use commercially reasonable efforts to maintain and preserve intact the current organization and business of Blacksand and to preserve the rights, goodwill, and relationships of its employees, customers, lenders, suppliers, regulators, and others having business relationships with Blacksand.

(i)
Blacksand shall file all applicable tax returns as and when due and shall pay all local, state, and federal taxes owed by it.

(j)
Blacksand shall not:

(i)
alter or agree to alter its Organizational Documents;

(ii)
distribute any material assets outside of the ordinary course of its business or distribute any cash other than (a) distributions to allow Members to pay tax consequences of ownership in Blacksand, and (b) distributions that do not impair Blacksand’s ability to continue its operations in the ordinary course;

(iii)
cause to occur, by act or omission, an event or series of events, whether related or not, which would have a material adverse effect on the business, assets or financial condition of Blacksand or on the transactions contemplated by this Agreement; or

(iv)
sell, assign or dispose of any legal or beneficial interest in Blacksand’s assets other than in the ordinary course of business consistent with past practice.

(k)
Blacksand covenants that it will and the Members agree to ensure that Blacksand will:

(i)
During the Option Period, use commercially reasonable efforts to observe and perform all material stipulations and conditions relating to the Property Agreements (including, without limitation, expenditure conditions prescribed under any applicable laws or regulations), all statutory obligations relating to activities on the Covered Property and all agreements related to Blacksand’s Intellectual Property Rights, including without limitation the License Agreement;

(ii)
During the Exercise Period, work with Hyperion to obtain all necessary governmental approvals and consents required for transfer of the Membership Interests;

(iii)
Not relinquish any portion of any of the Property Agreements except with the agreement of Hyperion, such agreement not to be unreasonably withheld;

(iv)
During the Option Period, use commercially reasonable efforts to promptly pass to Hyperion any notice or communication from any third party or government authority in any way affecting the Property Agreements, the Covered Property or the License Agreement; and

(v)
Maintain in good standing and free from Encumbrance, all of Blacksand’s Intellectual Property Rights.

(l)
Blacksand shall not grant licenses or sublicenses for any technology or other property owned or licensed by Blacksand, including, without limitation, any Intellectual Property Rights.

(m)
Blacksand shall use good faith efforts to pursue an amendment to the License Agreement with UURF as deemed reasonably necessary by Hyperion to insure that all of Blacksand’s Intellectual Property Rights as shown and designated as “U-No.” on Exhibit C hereto are covered and properly referenced in the License Agreement.  Otherwise, Blacksand shall not amend, alter, expand or terminate the License Agreement.

(n)
Blacksand shall use good faith efforts to pursue execution and recording by the original inventors and/or the University of Utah, as the case may be, of any assignment deemed reasonably necessary by Hyperion to confirm that Blacksand’s Intellectual Property Rights as shown and designated as “U-No.” on Exhibit C hereto are currently owned by UURF, including assignments of provisional patent applications, formal patent applications, issued patents, divisionals, continuations, continuations in part and foreign applications.

(o)
Blacksand shall use good faith efforts to license the intellectual property known as “Production of Titanium Dioxide Pigment” and having University of Utah and UURF reference number U-4606, pursuant to a license agreement to be approved by Hyperion.

7.
Representations of the Members.  Each Member hereby represents and warrants to Hyperion solely as to such Member and not with respect to any other Member (on the Effective Date and each day until Closing or the termination of this Agreement), as follows:

(a)
Member Authority.  Such Member has the capacity to execute, deliver and perform or consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by such Member and constitutes the valid and binding obligation of such Member, enforceable against such Member in accordance with their respective terms, except as such enforcement shall be limited by bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and subject to general principles of equity.

(b)
No Member Conflicts.  The execution, delivery and performance by such Member of this Agreement, and the consummation by such Member of the transactions contemplated hereby does not and will not violate any provision of any law to which such Member is subject.  The execution, delivery and performance by such Member of this Agreement, and the consummation by such Member of the transactions contemplated hereby does not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate or result in a breach of or constitute a default under, conflict with, require the consent of (or notice to) any third party under any contract or permit issued by a Governmental Authority, or (ii) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of any portion of the Membership Interest held by such Member.  No notices to, filings with, or authorizations, consents or approvals of any Governmental Authority or any other Person are necessary for the execution, delivery or performance by such Member of this Agreement or the consummation by such Member of the transactions contemplated hereby.

(c)
Title to Membership Interests.  Such Member is the record and beneficial owner of the Membership Interest set forth opposite such Member’s name on Exhibit A, and has good and valid title to his or its Membership Interest, as applicable, free and clear of all Encumbrances and other any restrictions imposed by applicable United States securities laws.

(d)
Intellectual Property Rights.  Such Member does not own, license or otherwise control patents, patent applications or other intellectual property related to Blacksand’s Intellectual Property Rights.

8.
Representations of Blacksand.  Blacksand hereby represents and warrants to Hyperion (on the Effective Date, and each day until the Closing Date, as follows:

(a)
Organization. Blacksand is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Utah.  Blacksand has all requisite power and authority to own, lease and operate its properties and carry on its business as it is now being conducted.  Blacksand is duly qualified to do business and is in good standing in all other jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary.

(b)
Company Authority.  Blacksand has all requisite power and authority to execute, deliver and perform this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Blacksand of this Agreement, and the consummation by Blacksand of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Blacksand.  No other limited liability company proceedings on the part of Blacksand are necessary to authorize such execution, delivery or performance or to consummate the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by Blacksand and constitutes the valid and binding obligation of Blacksand, enforceable against Blacksand in accordance with its terms, except as such enforcement shall be limited by bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and subject to general principles of equity.

(c)
No Company Conflicts.  The execution, delivery and performance by Blacksand of this Agreement and the consummation by Blacksand of the transactions contemplated hereby does not and will not (i) violate any provision of any law to which Blacksand is subject, or (ii) violate or breach any provision of any Organizational Document of Blacksand.  The execution, delivery and performance by Blacksand of this Agreement, and the consummation by Blacksand of the transactions contemplated hereby does not and will not, with or without the giving of notice or the lapse of time, or both, (x) violate or result in a breach of or constitute a default under, conflict with, require the consent of (or notice to) any third party under, or result in or permit the termination, cancellation, modification, or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under any contract (including any Property Agreement) or any permit issued by a Governmental Authority to which Blacksand is a party or by which Blacksand may be bound or affected, or (y) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the assets or properties of Blacksand or give to others any interests or rights therein.  No notices to, filings with, or authorizations, consents or approvals of any Governmental Authority or any other Person are necessary for the execution, delivery or performance by Blacksand of this Agreement or the consummation by Blacksand of the transactions contemplated hereby.

(d)
Capitalization.  All of the issued and outstanding Membership Interests have been duly authorized and validly issued, fully paid and non-assessable, and none of the issued and outstanding Membership Interests are subject to or were issued in violation of any applicable securities laws, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable law, the Organizational Documents of Blacksand or any contract to which Blacksand is a party.  All of the issued and outstanding membership interests of Blacksand are held of record and beneficially owned by the Members as set forth on Exhibit A, in each case in the class and amounts so indicated thereon. There are no obligations or commitments for Blacksand to issue any additional membership interests or equity interests beyond those already issued and outstanding. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, convertible securities, exchange rights, calls, puts, preemptive rights, rights of first refusal, tag-along right, drag-along rights or other contracts, rights, agreements, arrangements or commitments of any character that would require Blacksand to issue, sell, purchase or otherwise cause to become outstanding, or cause to be repurchased or redeemed, any Membership Interests or any other membership or equity interest in Blacksand.  There are no voting trusts, equityholder agreements, shareholders agreements, proxies or other agreements or understandings in effect with respect to the voting or Transfer of any Membership Interests.

(e)
Real Property.

(i)
Exhibit B sets forth a true, correct and complete list of all property owned by Blacksand and all written or oral leases, subleases, licenses, option agreements, rights to purchase, rights of first refusal, or other occupancies of the Blacksand Real Property (including all amendments, extensions, renewals and guaranties with respect thereto) (collectively, the “Property Agreements”) to which Blacksand is a party (as lessor, lessee, sublessee, licensee, option holder, or otherwise).  Blacksand has delivered or made available to Hyperion a true, correct and complete copy of each of the Property Agreements and all amendments, modifications and supplemental agreements thereto.  Each of the Property Agreements is in full force and effect and is valid, binding and enforceable against the Blacksand and each of the other parties thereto, in accordance with its terms and has not been modified or amended except as disclosed on Exhibit B.

(ii)
(1) Blacksand has not received from the other party to any Property Agreement any notice claiming that Blacksand is in default thereunder for which such default has not been cured; (2) all payments required to be paid by Blacksand pursuant to the Property Agreements have been paid prior to such payments becoming delinquent; (3) there has not occurred any event which would constitute a breach of or default in the performance of any covenant, agreement or condition contained in any Property Agreement which has not been cured, nor has there occurred any uncured event which with the passage of time or the giving of notice or both would constitute such a breach or default;  and (4) Blacksand has not received any written notice from the other party to any Property Agreement of the termination or proposed termination thereof.

(iii)
Blacksand presently enjoys peaceful and undisturbed possession of the Blacksand Real Property.  There are no matters affecting the right, title and interest of Blacksand in and to the Blacksand Real Property which, in the aggregate, would adversely affect the ability to carry on the Business upon the Blacksand Real Property substantially in the manner in which such operations are currently carried on.  No Person other than Blacksand has any right to use or occupy the Blacksand Real Property.

(iv)
The current use of the Blacksand Real Property in the conduct of Blacksand’s business does not violate any Property Agreement in any respect.  Blacksand is not in violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over the Blacksand Real Property or the use or occupancy thereof.  Blacksand has not received written notice from any Governmental Authority, with respect to the Blacksand Real Property, of any violation or claimed violation by Blacksand of applicable building, zoning, subdivision, conservation, fire, health and safety and other land use and similar applicable laws, rules and regulations, permits, licenses, and certificates of occupancy.

(v)
None of the transactions contemplated by this Agreement constitutes an assignment of Blacksand’s rights under any Property Agreement, and such transactions do not require the consent of any Person under any Property Agreement.

(vi)
Each use of the Blacksand Real Property by Blacksand is and has been valid, permitted and conforming uses in accordance with the current zoning classification of the Blacksand Real Property, and there are no outstanding variances or special use permits affecting the Blacksand Real Property or their uses.  The operation of the Business on the Blacksand Real Property complies with all applicable laws, all applicable permits issued by Governmental Authorities, and all Property Agreements.

(f)
Intellectual Property:

(i)
Exhibit C sets forth a true, correct and complete list, reference or link to all the intellectual property and software legally and beneficially owned or licensed by Blacksand, including all registered or unregistered business names, trade or service marks, patents, and patent applications, other than off-the-shelf and shrink-wrap or click-wrap software requiring payments of less than $2,500 per year (“Intellectual Property Rights”).

(ii)
Blacksand owns or is legally entitled to use all the assets, systems, hardware and software required to operate the information technology functions of Blacksand.

(iii)
Blacksand does not require the use of any Intellectual Property Rights other than those specified in Exhibit C in the course of conducting its business.

(iv)
The information technology systems, including hardware and software, utilized by Blacksand in the operations of its business as of the Effective Date are sufficient for the conduct of the business Blacksand as currently conducted.

(v)
Neither Blacksand nor any of its Affiliates are in material breach of a material term of any agreement or license relating to the Intellectual Property Rights to which it is a party (whether as licensor or licensee) and so far as Blacksand is aware no third party is in breach of any such agreement.

(vi)
To Blacksand’s knowledge, neither Blacksand nor any of its Affiliates have infringed any Intellectual Property Rights of any third party or is aware of any circumstances which is likely to give rise to any infringement.

(vii)
Blacksand is not aware of any unauthorized use by any person of any Intellectual Property Rights or confidential information of Blacksand or any of its Affiliates.

(viii)
There is not currently any unresolved challenge, dispute or claim which has been made or threatened by any person with respect to any of the Intellectual Property Rights used in connection with Blacksand's business.

(g)
Compliance with Laws; Permits.  Blacksand has been, during the three (3) year period prior to the Effective Date, and is currently in compliance in all material respects with all applicable laws and permits issued by Governmental Authorities.

(h)
Legal Proceedings.  There are no actions pending or threatened against or by Blacksand: (a) relating to or affecting Blacksand’s business or the Membership Interests; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such action.  There are no outstanding orders of Governmental Authorities and no unsatisfied judgments, penalties or awards against, relating to or affecting Blacksand’s business.

(i)
Taxes.

(i)
From and after Blacksand’s date of formation (September 3, 2013), Blacksand has been taxed as a partnership or as a disregarded entity.

(ii)
All tax returns required to be filed by Blacksand for any period prior to the Effective Date have been, or will be, timely filed.  Such tax returns are, or will be, true, complete, and correct in all respects. All taxes due and owing by Blacksand (whether or not shown on any tax return) have been, or will be, timely paid.

(iii)
Blacksand has withheld and paid each tax required to have been withheld and paid in connection with amounts paid or owing to any of its employees, independent contractors, creditors, customers, shareholders or other persons, and has complied with all information reporting and backup withholding provisions of applicable law.

(iv)
No extensions or waivers of statutes of limitations have been given or requested with respect to any taxes of Blacksand.

(v)
All deficiencies asserted, or assessments made, against Blacksand as a result of any examinations by any taxing authority have been fully paid.

(vi)
Blacksand is not a party to any action by any taxing authority.  There are no pending or threatened actions by any taxing authority.

(vii)
There are no Encumbrances for taxes upon any of the Membership Interests nor is any taxing authority in the process of imposing any Encumbrances for taxes on any of the Membership Interests (other than for current taxes not yet due and payable).

(j)
Subsidiaries:  Blacksand does not have any subsidiaries.

(k)
No other operations or assets: Other than the business described in the Recitals above, Blacksand does not have any operations, assets or agreements.

(l)
Employees and contractors: Other than as disclosed to Hyperion, Blacksand does not have any employees and contractors.

(m)
Liabilities: Other than as disclosed to the Hyperion, Blacksand does not have any liabilities, other than the Company Paid Amounts, obligations to UURF, and other payables and similar obligations incurred in the ordinary course of Blacksand’s business.

(n)
Consistency with other agreements: The terms of this Agreement are not inconsistent with and do not contravene the provisions of any other agreements or contract to which Blacksand is a party.

9.
Employee/Advisor/Consultant Retention.

During the period commencing from the Effective Date to the Closing Date, Blacksand and the Members will:

(i)
use commercially reasonable efforts to maintain the services of all of the officers, employees and consultants of Blacksand;

(ii)
without the prior written consent of Hyperion, not terminate, vary or amend any agreements with or encourage the resignation of any of the officers, employees and consultants of Blacksand; and

(iii)
work in good faith with Hyperion to conduct a review to determine key officers and employees of Blacksand who will be offered continued employment and the terms and conditions of such employment, including without limitation any covenants similar to the covenants set forth in Section 10 below.

In addition, by execution of this Agreement, Zak agrees to remain as an advisor and consultant to Hyperion for at least twenty-four (24) months following Closing, obligated to continue providing the level of service, assistance and support currently being provided to Blacksand/Hyperion for compensation in the amount as set forth in any then current Consulting Agreement between Zak and Hyperion, subject to the terms and conditions of any such then current Consulting Agreement.

10.
Non-Compete Covenants.

(a)
Each Member agrees that he will not, either d irectly or by, with, or through any other Person, do any of the following:

(i)
during the Restraint Period and within the Restraint Area, carry on, promote, participate in, operate, engage in or be involved in any way (whether as an employee, agent, director, consultant, partner, promoter, owner, investor, lender, financier, guarantor, co-obligor, or however otherwise) in any Restrained Business;

(ii)
to the extent not covered in the immediately preceding clause, during the Restraint Period and within the Restraint Area, act as an adviser, independent contractor, consultant, director, manager, agent, employee or in any other capacity whatsoever in or to any Restrained Business;

(iii)
during the Restraint Period, solicit, provide and/or accept business that is or is similar to the Restrained Business or goods or services of a similar type to those provided by Blacksand or the Group to any Restrained Customer;

(iv)
during the Restraint Period, solicit, any Restrained Supplier, to cease to supply, or to restrict or vary the terms of supply to, Blacksand or the Group (as applicable), attempt to do any of the foregoing with respect to any such Restrained Supplier, or otherwise interfere with any relationship between Blacksand or the Group (as applicable) and any such Restrained Supplier;

(v)
during the Restraint Period, solicit, lure, entice, call, and/or induce any Restrained Customer, to cease purchasing goods and/or services from, or the restrict or vary the terms of the purchase of goods and/or services from, Blacksand or the Group, attempt to do any of the foregoing with respect to any such Restrained Customer, or otherwise interfere with any relationship between Blacksand or the Group (as applicable) and any such Restrained Customer;

(vi)
during the Restraint Period, solicit, lure, entice, call, and/or induce any Restrained Employee to leave the employment of, cease providing services to, reduce or lessen the provision of services to, or otherwise vary the terms of such Restrained Employee’s provision of services to, Blacksand or the Group (as applicable), or otherwise interfere with the relationship between Blacksand or the Group (as applicable) and any such Restrained Employee;

(vii)
reveal, report, publish, disclose or transfer any Confidential Information of Blacksand or the Group to any Person (other than Blacksand and/or the Group), use any such Confidential Information for any purpose, or use any such Confidential Information for the benefit of any Person (other than Blacksand and/or the Group); or

(viii)
procure any other Person to do or assist any other Person in doing any of the things referred to in clauses 10(a)(i) to 10(a)(vii) inclusive.

(b)
Prior written consent: The covenants in this clause 10 do not apply in circumstances where the Member has obtained the prior written consent of Blacksand and Hyperion.

(c)
Acknowledgment: The Members agree and acknowledge that:

(i)
the Members will obtain Confidential Information during the Employment, the disclosure of which could materially harm the Group;

(ii)
the covenants in clause 10(a) are fair and reasonable and necessary for the protection of the Confidential Information and the Group's goodwill and legitimate business interests, particularly in relation to the Group's core business activities;

(iii)
the remuneration and other benefits provided to the Members by virtue of the Option Payment and the Company Paid Amount constitute adequate consideration for the Members' agreement to be bound by the covenants under this clause 10;

(iv)
their willingness to be bound by the covenants in clause 10(a) was and is a material inducement to Hyperion’s willingness to enter into this Agreement and potentially exercise the Purchase Option, and Hyperion would not have entered into this Agreement and would not be willing to exercise the Purchase Option but for the Members’ willing to be bound by the covenants in clause 10;

(v)
the covenants in clause 10(a) do not unreasonably restrict the Members' right to practice in their profession or calling;

(vi)
damages may be inadequate to protect the Group's interests and the Group is entitled to seek and obtain injunctive relief, or any other remedy, in any court for any breach or threatened breach of the Members' obligations under this clause 10, without the need to post bond or any other form of security therefor;

(vii)
each covenant contained in clause 10(a) (resulting from any combination of the wording in clause 10(a) and the definitions of Restraint Period and Restraint Area) constitutes a separate and independent covenant, severable from the other covenants therein; and

(viii)
if any covenants are determined to be unenforceable in whole or in part, the enforceability of the remaind er of that restraint and any other restraint will not be affected.

(d)
Continuing Obligations: For the avoidance of doubt, the Members' obligations under this clause 10 survive termination of any Employment Agreement.

11.
Other Agreements.

(a)
Confidentiality.  From time to time during the term of this Agreement, a Party (as the “Disclosing Party”) may disclose or make available to another Party (as the “Receiving Party”) information about its business affairs, products, services, confidential intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information (collectively, “Confidential Information”).  Confidential Information shall not include information that, at the time of disclosure: (i) is or becomes generally available to and known by the public other than as a result of, directly or by, with, or through any other Person, any breach by the Receiving Party or any of its representatives; (ii) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (iii) was known by or in the possession of the Receiving Party or its representatives before being disclosed by or on behalf of the Disclosing Party; or (iv) was or is independently developed by the Receiving Party without reference to or use, in whole or in part, of any of the Disclosing Party’s Confidential Information.  The Receiving Party shall: (A) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (B) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (C) not disclose any such Confidential Information to any person or entity, except to the Receiving Party’s representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under the Agreement.  The Receiving Party shall be responsible for any breach of this Section 11(a) caused by any of its representatives.  In the event the Disclosing Party’s Confidential Information is required to be disclosed under applicable federal, state or local law, regulation or a valid order issued by a court or Governmental Authority of competent jurisdiction, the Receiving Party shall promptly notify the Disclosing Party of such requirement and reasonably assist the Disclosing Party (at the Disclosing Party’s expense) to enable it to obtain a protective order or otherwise take appropriate measures to prevent the disclosure of its Confidential Information.  In the event the Disclosing Party is unable to prevent the disclosure of such Confidential Information, the Receiving Party shall disclose only that portion of such Confidential Information that the Receiving Party is legally required to disclose.  On the expiration or termination of the Agreement, at the Disclosing Party’s written request, the Receiving Party shall promptly return, and shall require its representatives to return to the Disclosing Party all copies, whether in written, electronic or other form or media, of the Disclosing Party’s Confidential Information, or destroy all such copies and certify in writing to the Disclosing Party that such Confidential Information has been destroyed. Notwithstanding this clause, (a) Hyperion may use any Confidential Information they require for the purposes of raising capital or pursuing an Exchange listing, and (b) Zak may use and disclose certain Confidential Information as required by, or consistent with, Zak’s academic obligations to the University of Utah and its affiliates.

(b)
Exclusivity.  During the Option Period, the Parties agree that Hyperion is and shall be the exclusive holder of the Purchase Option.  In light of the foregoing, during the Option Period, Blacksand and/or the Members shall not, directly or by, with, or through any other Person, in any capacity whatsoever: (i) solicit, initiate, entertain, encourage, accept any inquiries, proposals, or offers from any Person other than Hyperion for the acquisition of the Membership Interests or to engage in transactions similar to the transactions contemplated hereby; (ii) grant any Person other than Hyperion any right or option to purchase the Membership Interests, all or substantially all of the assets of Blacksand, or otherwise to acquire or succeed to the Business;  (iii) grant any Person other than Hyperion the right to access the Covered Property for purposes exploring, evaluating, mining, or removing Mineral Products; (iv) provide any Person other than Hyperion with access to any  reports, surveys, historical exploration results, and data relating to the Covered Property, Mineral Products that may be located on or under the Covered Property, and other geological attributes of the Covered Property, or relating to the Business; or (v) otherwise circumvent, avoid, bypass, or obviate the intent of this Agreement and the observance and performance of all the terms and provisions hereof.  The Parties agree that this Section shall be strictly construed and the violation of this Section 11(b) shall be an incurable material breach of this Agreement.

(c)
Further Assurances.  If Hyperion exercises the Purchase Option, following the Closing, the Parties shall, and shall cause their respective representatives to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

12.
Indemnification.

Indemnification by Blacksand and Members.  Blacksand (during the term of this Agreement) and the Members (during and thereafter), jointly and severally, shall indemnify, defend, and hold harmless Hyperion, and its officers, directors, employees, agents, representatives, affiliates, successors, and permitted assigns, from and against any and all losses, damages, liabilities, costs, or expenses arising out of or resulting from any breach by Blacksand or any Member of any representation, warranty, or covenant set forth in this Agreement.

Indemnification by Hyperion.  Hyperion shall indemnify, defend, and hold harmless Blacksand, the Members, and Blacksand’s officers, managers, employees, agents, representatives, affiliates, successors, and permitted assigns, from and against any and all losses, damages, liabilities, costs, or expenses arising out of or resulting from any breach by Hyperion of any representation, warranty, or covenant set forth in this Agreement.

13.
Termination.

(a)
Events of Termination.

(i)
This Agreement may be terminated at any time by the mutual agreement of all Parties.

(ii)
This Agreement shall terminate upon the expiration of the Option Period (unless the Option Notice has been given).

(iii)
This Agreement may be terminated by Hyperion at any time and for any reason (or for no reason), upon sixty (60) days’ notice to Blacksand.

(iv)
This Agreement may be terminated by Hyperion if there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement made by Blacksand or any Member pursuant to this Agreement, and such breach, inaccuracy, or failure has not been cured by Blacksand or the Members (as applicable) within thirty (30) days of receipt of written notice of such breach from Hyperion.  Notwithstanding the foregoing, there shall be no cure period for a breach of Section 11(a) (Confidentiality) or Section 11(b) (Exclusivity).

(v)
This Agreement may be terminated by Blacksand if there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement made by Hyperion pursuant to this Agreement, and such breach, inaccuracy, or failure has not been cured by Hyperion within thirty (30) days of receipt of written notice of such breach from Blacksand.

(b)
Effects of Termination.

(i)
Following the termination of this Agreement, the Parties shall have no further rights, obligations, duties under this Agreement, except pursuant to Section 11(a) (Confidentiality), Section 12 (Indemnification), Section 13(b) (Effects of Termination), and Section 14 (Miscellaneous), all of which shall survive the termination of this Agreement.  The Parties’ indemnification obligations under Section 12, and the representations and warranties set forth herein, shall survive for a period of one (1) year following the termination of this Agreement.

(ii)
Upon termination of this Agreement, Hyperion shall have no further obligations to make the Option Payment under Section 5.

(iii)
Following the termination of this Agreement, Hyperion shall have thirty (30) days from the date of termination to remove all of its representatives, vehicles, and other property from the Covered Property.

(iv)
If this Agreement is terminated due to the uncured breach of one Party, the non-breaching party shall retain all of its rights and remedies at law and in equity.

14.
Miscellaneous.

(a)
Entire Agreement.  This Agreement (including the Exhibits attached hereto) constitutes the entire understanding and agreement of the Parties with respect to the transactions contemplated by this Agreement and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of its respective Affiliates relating to the transactions contemplated hereby or thereby or the subject matter hereof or thereof.

(b)
Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties hereto; provided, however, that this Agreement may not be assigned by any Party hereto without the prior written consent of the other parties hereto, except that Hyperion and HYM may without the consent of any other Party (A) assign this Agreement (in whole or in part) and their rights and obligations hereunder to (i) one or more Affiliates of Hyperion, or (ii) to an acquirer to all or a substantial portion of the capital stock (or other equity interests) or all or a substantial portion of the assets or business of Hyperion in any form of transaction, or (B) change the legal name of Hyperion or HYM.  Any assignment in violation of this Section is be void ab initio.

(c)
Modification and Waiver.  No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Parties.  Notwithstanding the foregoing, Exhibit B and the corresponding definition of “Covered Property” may be amended by a writing executed solely by Blacksand and Hyperion.  Any of the terms or provisions of this Agreement may be waived in writing at any time by the Party that is entitled to the benefits of such waived term or provision.  No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar).  No delay on the part of any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, and no course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereto under or by reason of this Agreement.

(d)
Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

(e)
Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

(f)
Notices.  Any notice, request, instruction, or other document to be given hereunder by any Party hereto to any other Party shall be in writing and shall be given by delivery in person, by electronic mail, by electronic facsimile transmission, by overnight courier or by registered or certified mail, postage prepaid (and shall be deemed given when delivered if delivered by hand or by electronic mail, when transmission confirmation is received if delivered by facsimile, one Business Day after deposited with an overnight courier service if delivered by overnight courier and three days after mailing if mailed), as follows:

If to Hyperion or HYM:	[***]

with copy to:	[***]

If to Blacksand:	[***]

If to Member Zhigang Zak Fang:	[***]

If to Wenfang Bien Fang:	[***]

If to Pei Sun:	[***]

If to Madapusi K. Keshavan:	[***]

(g)
Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

(h)
Attorneys’ Fees and Expenses.  In the event any suit, action, or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby is commenced by any Party hereto, the prevailing Party in such suit, action, or proceeding shall be entitled to recover its reasonable attorneys’ fees and expenses from the other Party(s) as determined by the court in accordance with N.C. Gen. Stat. § 6-21.6.  The parties to this Agreement hereby acknowledge this agreement is a contract entered into primarily for business or commercial purposes.

(i)
Governing Law.  This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of North Carolina, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina.

(j)
No Third Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the Parties and their successors and permitted assigns, and no other party or Person shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement

(k)
Counterparts; Electronic Signatures.  This Agreement may be executed in multiple counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.  This Agreement and any amendments hereto, to the extent signed and delivered by electronic transmission in portable document format (pdf), or by other electronic transmission, shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

HYPERION:

Hyperion Materials & Technologies, LLC

By:	/s/ Anastasios Arima

Name:	Anastasios Arima

Title:	Manager

Blacksand:

Blacksand Technology, LLC

By:	/s/ Madapusi K. Keshavan

Name:	Madapusi K. Keshavan

Title:	President

MEMBERS:

/s/ Zhigang Zak Fang
Zhigang Zak Fang

/s/ Wenfang Bian Fang
Wenfang Bian Fang

/s/ Pei Sun
Pei Sun

/s/ Madapusi K. Keshavan
Madapusi K. Keshavan

HYM:

Hyperion Metals Limited

By:	/s/ Anastasios Arima

Name:	Anastasios Arima

Title:	Director

By:	/s/ Gregory Swan

Name:	Gregory Swan

Title:	Company Secretary

NOTE:

HYM joins in the execution of this Agreement solely to satisfy any conditions of issuance of the Members HYM Shares in the event Hyperion elects to satisfy all or part of the Members Paid Amount through the issue of the Members HYM Shares.